                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                 FORM 8-K
                               ------------



                               CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


                               JUNE 26, 1995
                               Date of Report
                     (Date of earliest event reported)


                             ----------------


                       ADVANCED TISSUE SCIENCES, INC.
           (Exact name of registrant as specified in its charter)

                             -----------------



             Delaware                0-016607             14-1701513
- - -------------------------------    -----------         -------------------
(State or other jurisdiction of    (Commission         (I.R.S. Employer
  incorporation or organization)     File No.)         Identification No.)


    10933 North Torrey Pines Road, La Jolla, California       92037
    ---------------------------------------------------    ----------
         (Address of principal executive offices)          (Zip Code)


    Registrant's telephone number, including area code:  (619) 450-5730

Item 5.  Other Events

     On June 26, 1995, Advanced Tissue Sciences, Inc. (the "Company") completed the private placement of 1,500,000 shares of its Common Stock (the "Shares") under Regulation D to the Securities Act of 1933, yielding the Company gross proceeds of approximately $10.3 million. The Company intends to use the proceeds from this offering to complete the validation of its manufacturing facility, the up-scaling and validation of its manufacturing processes for Dermagraft-TC (trademark) for the treatment of severe burns and Dermagraft (trademark) for the treatment of diabetic foot ulcers, and other working capital and general corporate purposes.

The initial purchase price for the Shares was $6.86 per share, representing an 11.5% discount to the closing bid price of the Company's Common Stock on June 7, 1995. However, the initial purchase price will be adjusted to result in a purchase price per share to the investors equal to 88.5% of the average closing price of the Common Stock during a period 90 to 135 calendar days subsequent to the close of the transaction (the "Average Price"). To the extent 88.5% of the Average Price exceeds the initial purchase price of $6.86, the investors will provide additional proceeds such that the total proceeds to the Company from the investors equals the product of the 88.5% of the Average Price and the Shares. If 88.5% of the Average Price is below the initial purchase price of $6.86, additional shares will be issued to the investors such that the purchase per share to the investors equals 88.5% of the Average Price.

In addition, if 88.5% of the Average Price is less than $6.86 per share and the Company issues or sells any shares of its Common Stock or any of its securities which are convertible into or exchangeable for its Common Stock or any warrants, options or other rights to subscribe for or purchase Common Stock within 135 calendar days of the close of the transaction at a purchase price less than $6.86 per share, then additional shares will be issued to result in a purchase price per share to the investors equal to the lower of (i) 88.5% of the Average Price or (ii) the lowest price per share the Company issues or sells any of the securities referred to above. This adjustment is exclusive of shares or options issued pursuant to the Company's option plans or shares issued upon the exercise of options, warrants or rights outstanding on the closing date of the transaction.

The Shares have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under such Act and applicable state securities laws or in reliance on available exemptions from such registration requirements. However, the investors have certain registration rights, including agreement by the Company to register the Shares within 105 calendar days following the close of the transaction.

The Investment Agreements between the Company and each of S.P. Investors International S.A., Steinhardt Overseas Fund Ltd. and Gershon Partners L.P., each dated June 23, 1995, are attached hereto as exhibits and are incorporated herein by reference. The foregoing summary is qualified in it entirety by reference to such exhibits.

In connection with the offering, the Company also issued warrants (the "Warrants") to purchase 90,000 and 45,000 shares, respectively, to designees of Cappello Capital Corp. ("Cappello") and The Kriegsman Group ("Kriegsman"). Cappello acted as a financial advisor to the Company and Kriegsman as a finder with respect to the offering. Cappello also received a cash commission and Kriegsman a finder's fee. The Warrants are subject to adjustment in the same manner as the Shares. In addition, Cappello and Kriegsman have certain piggyback registration rights related to the Warrants.

Item 7.  EXHIBITS

Exhibit
Number                         Description
- - -------                        -----------

4.1        Investment Agreement between Advanced Tissue Sciences,
           Inc. and S.P. Investors International S.A. dated
           June 23, 1995

4.2        Investment Agreement between Advanced Tissue Sciences,
           Inc. and Steinhardt Overseas Fund Ltd. dated June 23, 1995

4.3        Investment Agreement between Advanced Tissue Sciences,
           Inc. and Gershon Partners L.P. dated June 23, 1995

4.4 Form of Warrant Agreement between the Company and each of Linda S. Cappello, Gerard K. Cappello, Lawrence K.
           Fleischman and The Kriegsman Group



                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ADVANCED TISSUE SCIENCES, INC.


Date:  July 10 , 1995               By: /s/ Arthur J. Benvenuto
                                        ----------------------------------
                                       Arthur J. Benvenuto
                                       Chairman, President and
                                       Chief Executive Officer

                             EXHIBIT INDEX

Exhibit No.                                                            Page
- - -----------                                                            ----

4.1 Investment Agreement between Advanced Tissue Sciences, Inc. and S.P. Investors International S.A. dated June 23, 1995

4.2 Investment Agreement between Advanced Tissue Sciences, Inc. and Steinhardt Overseas Fund Ltd. dated June 23, 1995

4.3 Investment Agreement between Advanced Tissue Sciences, Inc. and Gershon Partners L.P. dated June 23, 1995

4.4 Form of Warrant Agreement between the Company and each of Linda S. Cappello, Gerard K. Cappello, Lawrence K.
        Fleischman and The Kriegsman Group